AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

    THIS AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT (this “Amendment”) is made as of April 1, 2021 by and between BROWN BROTHERS HARRIMAN & CO., (“BBH” or the “Transfer Agent”), and GLOBAL X MANAGEMENT COMPANY LLC (“GXMC”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

    WHEREAS, pursuant to a Transfer Agency Services Agreement between GXMC and BBH, dated November 7, 2008, as amended (the “Agreement”), BBH has been appointed to provide transfer agency services to the Global X Funds (the “Trust”) in accordance with the terms and conditions set forth in the Agreement; and

WHEREAS, GXMC serves as investment advisor and administrator to the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust and its series (each a “Fund” and collectively, the “Funds”);

WHEREAS, in accordance with Section 16(a) of the Agreement, BBH and GXMC desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, each of BBH and GXMC hereby agree as follows:

1.The first sentence of Section 15(a) of the Agreement is hereby amended and restate as set forth below.

“This Agreement will continue in force and effect until March 31, 2026, unless terminated sooner in accordance with this Section 16. BBH or the Trust may terminate the Agreement by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) calendar days after the date of such delivery or mailing unless otherwise agreed to between the parties.”

2.The parties hereto agree that effective as of the date first written above, the Global ETF Custody and Transfer Agency Fee Schedule dated July 2017 is hereby deleted in its entirety and replaced with the attached Global ETF Custody and Transfer Agency Fee Schedule dated April 1, 2021.

3.As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

4.This Amendment together with the Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5.This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

6.This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to the Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Hugh Bolton
Name: Hugh Bolton
Title: Managing Director
Date: August 5, 2021

GLOBAL X MANAGEMENT COMPANY LLC

By: /s/ Susan Lively
Name: Susan Lively
Title: General Counsel
Date: August 5, 2021